Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-201746

February 5, 2015

MUFG Americas Holdings Corporation

Term Sheet

1.625% Senior Notes due 2018
2.250% Senior Notes due 2020

3.000% Senior Notes due 2025

Floating Rate Senior Notes due 2018

Issuer:	MUFG Americas Holdings Corporation

Trade Date:	February 5, 2015

Settlement Date:	February 10, 2015

Ratings:*	A3 (stable) / A (stable) / A (stable) (Moody’s/S&P/Fitch)

1.625% Senior Notes due 2018

Principal Amount:	$450,000,000

Maturity:	February 9, 2018

Coupon:	1.625%

Benchmark Treasury:	0.875% US Treasury due January 15, 2018

Spread to Benchmark Treasury:	+80 basis points

Benchmark Treasury Spot and Yield:	100-2+; 0.848%

Price to Public:	99.933% of principal amount plus accrued interest, if any, from February 10, 2015, if settlement occurs after such date

Proceeds (Before Expenses) to Issuer:	$448,573,500

Yield to Maturity:	1.648%

Interest Payment Dates:	February 9 and August 9 of each year, commencing August 9, 2015

Day Count Convention:	30/360

Optional Redemption:	At any time on or after January 9, 2018, at 100% of the principal amount plus accrued interest to the redemption date, as set forth in the preliminary prospectus supplement.

Denominations	$2,000 × $1,000

CUSIP/ISIN:	553794 AA6 / US553794AA63

2.250% Senior Notes due 2020

Principal Amount:	$1,000,000,000

Maturity:	February 10, 2020

Coupon:	2.250%

Benchmark Treasury:	1.25% US Treasury due January 31, 2020

Spread to Benchmark Treasury:	+95 basis points

Benchmark Treasury Spot and Yield:	99-23¾; 1.304%

Price to Public:	99.981% of principal amount plus accrued interest, if any, from February 10, 2015, if settlement occurs after such date

Proceeds (Before Expenses) to Issuer:	$996,310,000

Yield to Maturity:	2.254%

Interest Payment Dates:	February 10 and August 10 of each year, commencing August 10, 2015

Day Count Convention:	30/360

Optional Redemption:

At any time on and after August 10, 2015 and prior to January 10, 2020, Make Whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 15 basis points). At any time on or after January 10, 2020, at 100% of the principal amount plus accrued interest to the redemption date, as set forth in the preliminary prospectus supplement.

Denominations	$2,000 × $1,000

CUSIP/ISIN:	553794 AB4 / US553794AB47

3.000% Senior Notes due 2025

Principal Amount:	$500,000,000

Maturity:	February 10, 2025

Coupon:	3.000%

Benchmark Treasury:	2.25% US Treasury due November 15, 2024

Spread to Benchmark Treasury:	+125 basis points

Benchmark Treasury Spot and Yield:	103-29; 1.812%

Price to Public:	99.469% of principal amount plus accrued interest, if any, from February 10, 2015, if settlement occurs after such date

Proceeds (Before Expenses) to Issuer:	$495,095,000

Yield to Maturity:	3.062%

Interest Payment Dates:	February 10 and August 10 of each year, commencing August 10, 2015

Day Count Convention:	30/360

Optional Redemption:

At any time on and after August 10, 2015 and prior to January 10, 2025, Make Whole call as set forth in the preliminary prospectus supplement (Treasury Rate plus 20 basis points). At any time on or after January 10, 2025, at 100% of the principal amount plus accrued interest to the redemption date, as set forth in the preliminary prospectus supplement.

Denominations	$2,000 × $1,000

CUSIP/ISIN:	553794 AC2 / US553794AC20

Floating Rate Senior Notes due 2018

Principal Amount:	$250,000,000

Maturity:	February 9, 2018

Spread to LIBOR:	+57 basis points

Designated LIBOR Page:	Reuters Screen LIBOR01 Page

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Initial Interest Rate:	Three month LIBOR plus 57 basis points, determined on the second London business day preceding February 10, 2015

Price to Public:	100.00% of principal amount plus accrued interest, if any, from February 10, 2015, if settlement occurs after such date

Proceeds (Before Expenses) to Issuer:	$249,375,000

Interest Payment Dates:	February 9, May 9, August 9 and November 9 of each year, commencing May 9, 2015

Day Count Convention:	The actual number of days in an interest period and a 360-day year

Redemption	At any time on or after January 9, 2018, at 100% of the principal amount plus accrued interest to the redemption date, as set forth in the preliminary prospectus supplement.

Denominations	$2,000 × $1,000

CUSIP/ISIN:	553794 AD0 / US553794AD03

***

Joint Book-Running Managers:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-603-5847, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.